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AETNA SERVICES, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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

                                   Six Months Ended                   Years Ended December 31,_  _________
                                                       ___________________________________________________
(Millions)                         __June 30, 1996__   1995        1994       1993        1992     1991
                                     _______________   ____        ____       ____        ____     ____


Pretax income (loss) from
 continuing operations...........  $  282.2            $ 726.2     $ 627.5    $(1,014.7)  $ 145.5  $ (97.9)

Add back fixed charges...........      95.5              187.0       170.8        154.7     171.5    200.5
Minority interest................       8.1               16.1        11.4          7.0       8.6      5.9
                                   ________            _______     _______     ________   _______  _______

   Income (loss) as adjusted.....  $  385.8            $ 929.3       809.7    $  (853.0)  $ 325.6  $ 108.5
                                   ________            _______     _______    _________   _______  _______
                                   ________            _______     _______    _________   _______  _______

Fixed charges:
  Interest on indebtedness.......  $   60.4(1)         $ 115.9(1)  $  98.6(1) $    77.4   $  81.4  $ 110.9
  Portion of rents representative
   of interest factor............      35.1               71.1        72.2         77.3      90.1     89.6
                                   ________            _______     _______    _________   _______  _______

   Total fixed charges...........  $   95.5            $ 187.0     $ 170.8    $   154.7   $ 171.5  $ 200.5
                                   ________            _______     _______    _________   _______  _______
                                   ________            _______     _______    _________   _______  _______

Preferred stock dividend
 requirements....................         -                  -           -            -         -        -
                                   ________            _______     _______    _________   _______  _______

Total combined fixed charges
 and preferred stock dividend
 requirements....................  $   95.5            $ 187.0     $ 170.8    $   154.7   $ 171.5  $ 200.5
                                   ________            _______     _______    _________   _______  _______
                                   ________            _______     _______    _________   _______  _______

Ratio of earnings to fixed
 charges.........................      4.04               4.97        4.74        (5.51)     1.90      .54
                                   ________            _______     _______    _________   _______  _______
                                   ________            _______     _______    _________   _______  _______

Ratio of earnings to combined
 fixed charges and preferred
 stock dividends.................      4.04               4.97        4.74        (5.51)     1.90      .54
                                   ________            _______     _______    _________   _______  _______
                                   ________            _______     _______    _________   _______  _______


(1) Includes the dividends paid to preferred shareholders of a subsidiary. (See Note 11 of Notes to Financial Statements in the company's 1995 Annual Report to Shareholders.)

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